SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934



Filed by the Registrant                                           [X]
Filed by a Party other than the Registrant                        [ ]

Check the appropriate box:

[X]    Preliminary Proxy Statement
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Rule 14a-12

[ ]    Confidential, For Use of the Commission
       Only (as permitted by Rule 14a-6(e)(2))

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                        EACM Select Managers Equity Fund
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                (Name of Registrant as Specified in its Charter)

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[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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            pursuant to Exchange Act Rule 0-11:

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[ ]   Fee paid previously with preliminary materials.

[ ]   Check box if any part of the fee is offset as provided by Exchange Act
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      paid previously. Identify the previous filing by registration statement
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                        EACM SELECT MANAGERS EQUITY FUND
                       200 CONNECTICUT AVENUE, SIXTH FLOOR
                         NORWALK, CONNECTICUT 06854-1958

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                                CONSENT STATEMENT

      This Consent Statement contains the information you should know before acting on the proposal summarized below.

                                  INTRODUCTION

      This Consent Statement is being used by the Board of Trustees (the "Board") of EACM Select Managers Equity Fund (the "Fund") to solicit consents for approval of the proposal set forth herein to liquidate and terminate the Fund (the "Termination"). The Fund is an open-end diversified management investment company whose objective is long-term capital appreciation. The Fund invests primarily in common stocks, and its assets are managed by multiple subadvisors.

      This Consent Statement and the enclosed Consent Form are being mailed to shareholders on or about September 21, 2004. The Fund will furnish, without charge, a copy of its most recent annual report and more recent semi-annual report, if any, to a shareholder upon request. Shareholders may request a copy of these reports by writing to the Fund at the address set forth above, attention: Amy Cuccio, or by calling 203-854-7024 (call collect). The annual report for the Fund for its most recently completed fiscal year was previously mailed to shareholders.

WHO IS ELIGIBLE TO VOTE

      Shareholders of record of the Fund as of the close of business on September 20, 2004 (the "Record Date") are entitled to act on the proposal presented herein. Each share is entitled to one vote. Consents may be withdrawn at any time prior to the date on which consents of shareholders representing two-thirds of the outstanding shares of the Fund become effective by delivering written notice to the Fund. Upon the receipt of consents from shareholders representing two-thirds of the outstanding shares, the proposal will be deemed adopted. All shares held by a shareholder will be voted as specified by his or her Consent Form. If you sign a Consent Form, but do not fill in a vote, you will be deemed to have consented to the proposal to liquidate and terminate the Fund. If you do not return your Consent Form or you return a form marked "abstain", you will have effectively not consented to the proposal.

      Brokerage firms holding shares in "street name" have the authority to act with respect to customers' shares on certain "routine" matters; however, approval of the Termination is not considered to be a "routine" matter. Therefore, if your shares are held of record by your brokerage firm, your broker does not have the authority to consent or withhold consent to the

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proposal without your instruction. If you fail to provide the broker with instructions on how to act, the broker will be required to submit a consent form without specifying how you wish to act with respect to this matter, which will result in a "broker non-vote." Broker non-votes will have the effect of a vote against the proposal.


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                                   PROPOSAL 1
                           APPROVAL OF THE TERMINATION

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      At a meeting held on August 31, 2004, the Board, upon the recommendation of Evaluation Associates Capital Markets, Incorporated, the Funds' investment adviser (the "Manager"), determined that it would be in the best interests of the Fund and its shareholders if the Fund were liquidated and terminated in accordance with the Fund's organizational documents and Massachusetts law. Accordingly, the Board approved the liquidation and termination of the Fund, subject to shareholder approval. Termination of the Fund would include liquidation of the Fund's assets and distribution to Fund shareholders of all of the proceeds of the liquidation. If the proposal is approved by shareholders of the Fund, the net proceeds (after deduction for amounts estimated to be necessary to satisfy the debts and liabilities of the Fund) will be paid pro rata to those shareholders who remain invested in the Fund as of the Termination Date (as defined below), in cash, as promptly as possible after the Termination Date.

      Shareholder approval of the Fund's termination is required before the Fund can be terminated. For the reasons set fort below, the Board has unanimously recommended that shareholders vote to approve this Proposal 1 calling for the liquidation and termination of the Fund.

REASONS FOR THE TERMINATION.

      On June 10, 2004, the Manager, EACM Partners, L.P., the parent entity of the Manager (the "Parent"), and Evaluation Associates Capital Markets, LLC (collectively, the "Sellers") entered into a Purchase Agreement with EACM Advisors, LLC (the "Buyer"), an indirect wholly-owned subsidiary of the Mellon Financial Corporation, which provided for the sale to the Buyer of substantially all of the assets of the Sellers relating to the fund of funds investment management business of the Sellers (the "Mellon Transaction"). The Mellon Transaction closed effective July 31, 2004. The Board originally intended to ask the shareholders of the Fund at a shareholders' meeting to be held on December 17, 2004 to hire the Buyer as the advisor to the Fund. However, on August 27, 2004, the Buyer notified the Board in writing that it was no longer in a position to enter into a management agreement with the Fund.

      Following the notification from the Buyer on August 27, 2004, the Manager also informed the Fund that it would terminate its Management Agreement with the Fund as of

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October 29, 2004, the end of the 60-day notice period required for termination of the Management Agreement by the Manager. The Manager informed the Fund that in light of its changed circumstances resulting from the Mellon Transaction, continuing service as advisor to the Fund would no longer be economically feasible for the Manager. The Trustees considered the following factors among others. The Manager was instrumental in forming the Fund in 1995 and the Trustees believed most of the shareholders invested in the Fund because of the multi-manager investment strategies that the Manager had developed and pursued. The Trustees also believed that it was likely that once the Manager's decision to resign was announced, many of the current shareholders would redeem their shares and operating the Fund economically with significantly reduced assets would be difficult. The Trustees noted that the Fund has had less than $50 million in assets for over a year, that the Manager heavily subsidized the expenses of the Fund in order to maintain an expense ratio of 1.25 percent of the Fund's average daily net assets and that for the last fiscal year of the Fund the Manager netted approximately $4,000 in fees from the Fund not considering its overhead or the salaries of its employees serving the Fund. Thus, the Trustees concluded that it would be more practical for the Fund to be liquidated rather than for them to attempt to find another advisor prior to October 29, 2004.

      Following receipt of the notices from the Buyer and the Manager, on August 31, 2004, the Board, after due consideration of the relevant information, with a majority of the trustees who are not "interested persons" as defined in the Investment Company Act of 1940, as amended, also voting separately, determined to terminate the Fund as provided in the Fund's Declaration of Trust, as amended, by signing an appropriate instrument in writing and soliciting the consent thereto by the holders of not less than two-thirds of the shares of the Fund. The Board then directed the officers of the Fund to prepare and mail this Consent Statement.

MECHANICS OF THE TERMINATION.

      1. APPROVAL DATE. Approval of the Termination will become effective on the date that the holders of two-thirds of the outstanding shares of the Fund have consented to the Termination (the "Approval Date"), provided, however, that the Fund will not use such consents to effect corporate action prior to October 4, 2004.

      Following this approval, on a date ("Termination Date") chosen by officers of the Fund, which shall be on or after October 4, 2004, the Fund (i) will mail a notice to all Shareholders of the approval and the Termination Date, (ii) will cease to invest in accordance with its investment objective and will sell the portfolio securities it owns in order to convert the Fund's assets to cash or cash equivalents; (iii) will not engage in any business activities except for the purposes of winding up its business and affairs, preserving the value of its assets and distributing its assets to shareholders after the payment to (or reservation of assets for payment to) all creditors of the Fund; and (iv) will terminate in accordance with the laws of the Commonwealth of Massachusetts and the Declaration of Trust of the Fund.

      2. LIQUIDATING DISTRIBUTION. As soon as practical following the liquidation of the Fund's assets, the Fund will mail the following to each shareholder who remains a shareholder of record on the Termination Date: (i) a liquidation distribution in cash equal to the shareholder's proportionate interest in the net assets of the Fund (after giving effect to amounts

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considered necessary to satisfy the Fund's liabilities); and (ii) information concerning the sources of the liquidating distribution.

      3. EXPENSES. The Manager will bear all expenses incurred by the Fund in carrying out the Termination, including but not limited to, all printing, legal, accounting, custodian and transfer agency fees, and the expenses of any reports to or meeting of shareholders. The total liabilities of the Fund prior to the liquidating distribution include the dissolution expenses referred to above and amounts accrued, or anticipated to be accrued, for custodial and transfer agency services, legal, audit and Trustees fees as well as costs incurred in the preparation and mailing of consent solicitation materials and related printing costs. Any expenses and liabilities attributed to the Fund subsequent to the mailing of the liquidating distribution and for which a reserve has not been established will also be borne by the Manager.

      4. IMPLEMENTATION OF TERMINATION. After the date of mailing of the liquidating distribution, the termination of the Fund will be effected. The Trustees shall have the authority to authorize such variations from these procedures as may be necessary or appropriate to marshal the assets of the Fund and to effect the complete liquidation and termination of the existence of the Fund.

      5. CESSATION OF RIGHTS OF SHAREHOLDERS. Shares of the Fund automatically liquidated on the Termination Date will no longer be deemed outstanding as of such time and all rights with respect to those shares will cease at such time, except the right to receive the liquidation distribution.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

      Each shareholder who receives a liquidating distribution will recognize gain (or loss) for federal income tax purposes equal to the amount by which the cash distributed exceeds (or is less than) the shareholder's tax basis in the Fund shares. Assuming that the shareholder holds such shares as capital assets, such gain or loss generally will be treated as long-term capital gain or loss if the shares were held for more than one year and otherwise generally will be treated as short-term capital gain or loss.

      Notwithstanding the foregoing, any loss realized by a shareholder in respect of Fund shares with a tax holding period of six months or less will be treated as long-term capital loss to the extent of any capital gain dividends with respect to such shares. The federal income tax treatment that a Fund shareholder would receive if such shareholder's entire interest in the Fund were redeemed prior to the liquidation generally would be identical to the federal income tax treatment described above to a shareholder in liquidation of the shareholder's interest in the Fund.

      The tax consequences discussed herein may affect shareholders differently depending upon their particular tax situations unrelated to the liquidating distribution, and accordingly, this summary is not a substitute for careful tax planning on an individual basis. SHAREHOLDERS MAY WISH TO CONSULT THEIR PERSONAL TAX ADVISERS CONCERNING THEIR PARTICULAR TAX SITUATIONS AND THE IMPACT THEREON OF RECEIVING THE

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LIQUIDATING DISTRIBUTION AS DISCUSSED HEREIN, INCLUDING ANY STATE, LOCAL AND
FOREIGN TAX CONSEQUENCES.

      The Fund anticipates that it will retain its qualification as a regulated investment company under the Internal Revenue Code, as amended, during the liquidation period and, therefore, will not be taxed on any of its net income from the sale of its assets.

      If the holders of two-thirds of the shares of the Fund do not approve the termination of the Fund, the Fund will continue to exist as a registered investment company in accordance with its stated objective and policies. In such a case, the Board would consider what, if any, steps to take concerning the Fund and its shareholders.

      Shareholders are free to redeem their shares prior to the date on which shareholders approve the liquidation and termination of the Fund.

REQUIRED VOTE.

      Approval of the Proposal will require the consent of holders of two-thirds of the outstanding voting shares of the Fund on the Approval Date.

           FOR THE REASONS SET FORTH ABOVE, THE TRUSTEES OF THE FUND
          UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS OF THE FUND VOTE IN
                              FAVOR OF PROPOSAL 1.



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                     INFORMATION CONCERNING THE SHAREHOLDERS

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OUTSTANDING SHARES

      As of September 20, 2004 (the "Record Date"), there were _______ common shares of beneficial interest of the Fund outstanding. Only shareholders of record as of the Record Date are entitled to act on the proposal.

OWNERSHIP OF SHARES OF THE FUND

      As of September 17, 2004, the following persons or entities owned beneficially or of record more than 5% of the outstanding shares of the Fund:


 Name and Address of Shareholder                     Share Ownership as
                                              Percentage of Outstanding Shares

CHARLES SCHWAB & CO., INC.                                  x.x%
100 Montgomery Street
San Francisco, CA  94118

RADFORD UNIVERSITY FOUNDATION, INC.                         x.x%
7512 Lee Highway
Radford, VA  24142

ING RELIASTAR                                               x.x%
151 Farmington Avenue
Hartford, CT  06156-0001

MARY D. WALSH TRUST                                         x.x%
3392 Barrow Island Road
Jonathan's Island
Juniper, FL  33477-1379

SANDY HILL FOUNDATION                                       x.x%
330 South Street
Morristown, NJ  07962-1975

CARMEN M. NEVARES                                           x.x%
Green Valley K-3
Garden Hills, Guaynado, PR  00966

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AMERICAN EXPRESS TRUST CO.                                 6.97%
996 AXP Financial Center
Minneapolis, MN  55474-0009


      As of September 17, 2004, none of the Trustees and executive officers of the Trust owned beneficially or of record, as a group, more than 1% of the outstanding shares of the Fund. Keith Stransky, a trustee and officer of the Fund, and Andrew R. Mylott, an officer of the Fund, are on the committee overseeing the Parent's role as Plan Administrator for the EACM 401(k) Plan. As of September 17, 2004, the EACM 401(k) Plan owned approximately x.x% of the Funds' shares indirectly through its trustee and custodian, Charles Schwab & Co.

INFORMATION ABOUT THE FUNDS' SERVICE PROVIDERS

      The Manager serves as the Fund's investment adviser. The Manager selects, supervises, and allocates assets among the Fund's subadvisers. The Fund currently has five subadvisers: Chartwell Investment Partners, Iridian Asset Management LLC, Goldman Sachs Asset Management, L.P., Mastrapasqua Asset Management, Inc. and Siphron Capital Management. EACM Securities Inc. serves as the Fund's principal underwriter. Each of the Manager and EACM Securities Inc. are located at 200 Connecticut Avenue, Sixth Floor, Norwalk, Connecticut 06854-1958. Van Eck Associates Corporation, 99 Park Avenue, New York, New York 10016 serves as the Fund's administrator.

SHAREHOLDER PROPOSALS

      The Fund is not required to hold annual meetings of shareholders and does not currently intend to hold an annual meeting of shareholders in 2004 whether or not the Fund is liquidated. Shareholder proposals to be presented at any next meeting of shareholders of a Fund, whenever held, must be received at the Funds' principal executive offices, 200 Connecticut Avenue, Sixth Floor, Norwalk, Connecticut 06854-1958, a reasonable time prior to any such Trustees' solicitation of proxies for any such meeting. The submission by a shareholder of a proposal for inclusion in a proxy statement does not guarantee that it will be included. Shareholder proposals are subject to certain regulations under the federal securities laws.

METHOD OF SOLICITATION AND EXPENSES

      The cost of preparing, assembling and mailing this Consent Statement and the accompanying Consent Form, as well as the costs associated with the consent solicitation, will be borne by the Manager. In addition to soliciting consents by mail, the Manager may have one or more of its officers, the Fund's officers, representatives or compensated third-party agents, aid in the solicitation of consents by personal interview or telephone and facsimile and may request brokerage houses and other custodians, nominees and fiduciaries to forward consent soliciting material to the beneficial owners of the shares held of record by such persons.

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      Persons holding shares as nominees will be reimbursed by the Manager, upon request, for the reasonable expenses of mailing soliciting materials to the principals of the accounts.

September 21, 2004


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                        EACM SELECT MANAGERS EQUITY FUND

                                  CONSENT FORM


      This Consent Form is being solicited by the Board of Trustees of EACM Select Managers Equity Fund, a Massachusetts business trust (the "Fund").

      The Board of Trustees requests that the Fund's shareholders take the action indicated below with respect to the proposal set forth below. The undersigned acknowledges that s/he has received the Consent Statement dated September 21, 2004 accompanying this Consent Form, which describes in further detail the proposal and the action to be taken. Please mark one of the choices to take action with respect to such proposal.


      1. To approve the liquidation and termination of EACM Select Mangers Equity Fund.


CONSENT: ______________ WITHHOLD CONSENT: ______________ ABSTAIN: ______________


THE ACTION TAKEN PURSUANT TO THIS CONSENT FORM WILL APPLY TO ALL SHARES HELD BY YOU. IF YOU DO NOT RETURN YOUR CONSENT FORM, YOU WILL BE DEEMED TO HAVE NOT CONSENTED TO THE PROPOSAL. IF THE CONSENT FORM IS COMPLETED AND RETURNED, BUT THE LINES ABOVE ARE NOT MARKED, YOU WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSAL.

TO APPROVE THE PROPOSAL, PLEASE SIGN, DATE AND MAIL THIS CONSENT FORM TO THE ADDRESS SET FORTH BELOW.

      Please return this Consent Form by October 4, 2004 in the postage paid addressed envelope included with this mailing. If for any reason you do not have an envelope, kindly send this Consent Form to the Fund at c/o Evaluation Associates Capital Markets, Incorporated, Attention: Amy Cuccio, 200 Connecticut Avenue, Sixth Floor, Norwalk, Connecticut 06845-1958 or by facsimile at 203-854-7002. If you have any questions please contact Amy Cuccio at 203-854-7078 (call collect).

      Signature instructions: For joint accounts, all joint owners should sign. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership's name by authorized person.

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  Signature (Title, if any)  ___________________________________________________

Signature (if jointly held)  ___________________________________________________

  Print name of Shareholder  ___________________________________________________

                       Date  ___________________________________________________
                             (Very Important - - Please write date of signature)


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